Exhibit 99.1

[ECB Logo Appears Here]	PRESS RELEASE

March 16, 2004

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Increases 2004 Dividend by 14%

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (“ECB”), the parent holding company of The East Carolina Bank, announces that on March 16, 2004, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.1425 per share, payable April 12, 2004 to shareholders of record on March 30, 2004.

On an annualized basis the Corporation’s 2004 dividend of $0.57 per share represents a 14% increase over the annual dividend in 2003 of $0.50 per share.

ECB also recently announced the opening of its 19th full-service branch, located at 168 NC Highway 24 in Morehead City. The new branch office has a full staff that includes a mortgage loan officer and both retail and commercial lending officers. A formal grand opening is scheduled for March 24, 2004.

Headquartered in Engelhard, NC, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including a new full-service branch office in Morehead City and a loan production office in Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap MarketSM under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.